AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 10, 2002, by and among SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("Parent"), INFODATA SYSTEMS INC., a Virginia corporation (the "Company"), and INFO ACQUISITION CORP., a Delaware corporation and direct, wholly-owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H :
                               - - - - - - - - - -

       WHEREAS, the respective Boards of Directors of the Company and Merger Sub have each approved the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"), on the terms and conditions contained herein and in accordance with the Virginia Stock Corporation Act (the "VSCA") and the Delaware General Corporation Law (the "DGCL"), and have determined that the Merger and the transactions contemplated herein are advisable and in the best interest of their respective corporations and stockholders.

       WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, (i) Parent, the Company and certain of the Company's stockholders (the "Voting Stockholders") are entering into a voting agreement and irrevocable proxy, dated as of the date hereof, substantially in the form as that attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which the Voting Stockholders have agreed, among other things, to vote the shares of Company Common Stock held by them in favor of the adoption of this Agreement; and (ii) Parent and the Company are entering into a stock option agreement, dated as of the date hereof, substantially in the form as that attached hereto as Exhibit B (the "Stock Option Agreement"), pursuant to which the Company is granting to Parent an option to purchase shares of Company Common Stock.

       WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

       NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

       1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the VSCA and the DGCL and in accordance with this Agreement, and the separate existence of Merger Sub shall cease. The Company shall be the

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surviving corporation in the Merger (hereinafter sometimes referred to as the
"Surviving Corporation"), and shall continue under the laws of Virginia. As a result of the Merger, the Company shall become a direct, wholly-owned subsidiary of Parent.

       1.2 Closing; Effective Time. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, the closing of the Merger (the "Closing"), shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004, as soon as practicable (but not later than 5 business days) after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." As soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by delivering to (i) the State Corporation Commission of the Commonwealth of Virginia (the "Commission") articles of merger (the "Articles of Merger") and (ii) the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in each case, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the VSCA and DGCL, as applicable. The Merger shall become effective as of the date and at such time (the "Effective Time") as (i) the Certificate of Merger is filed with the Secretary of State of the State of Delaware and (ii) the Articles of Merger are filed with and accepted by the Commission, in each case, with respect to the Merger.

       1.3 Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the VSCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

       1.4 Articles of Incorporation. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation, until amended or repealed in accordance with the terms thereof and with Applicable Laws.

       1.5 Bylaws. The Bylaws of the Company in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Laws.

       1.6 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualify, or they resign or are removed.
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                                                                               3

                                   ARTICLE II

                      EFFECT OF THE MERGER ON CAPITAL STOCK

       2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the registered holders of any shares of capital stock of the Company (each a "Stockholder," and collectively, the "Stockholders"):

       (a) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.03 per share, of the Surviving Corporation.

       (b) Each issued and outstanding share of the Company's Common Stock, par value $0.03 per share (the "Company Common Stock"), held by the Company or any Company Subsidiary as treasury stock, and each issued and outstanding share of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent (collectively, the "Parent Subsidiaries") shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered in exchange therefor.

       (c) Each issued and outstanding share of Company Common Stock, other than
(i) Company Common Stock to be canceled in accordance with clause (b) above, and
(ii) Dissenting Shares (as defined in Section 2.6), shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration, payable to the registered holder thereof, upon satisfaction of the exchange procedures set forth in this Article II. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each registered holder of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the merger consideration, without interest.

       (d) The parties shall accomplish the foregoing by means of the Merger, and the amount, timing, and form of consideration to be paid to Stockholders, and the manner of such payment, shall be as set forth in this Article II.

       2.2 Merger Consideration. Immediately subsequent to the Effective Time on the Closing Date, upon complying with the procedures set forth in Section 2.4, Parent shall pay, or cause the Surviving Corporation or other Company Subsidiary to pay, to:

       (a) Each Stockholder entitled to receive a payment pursuant to Section 2.1(c), an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock registered in the name of such Stockholder immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration; and

       (b) Each holder of a Company Option (each an "Option Holder" and, collectively, the "Option Holders") entitled to receive a payment pursuant to
Section 2.3, an amount in cash equal to (i) the number of shares of Company Common Stock issuable pursuant to In-the-Money Options held by such Option Holder immediately prior to the Effective Time,

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                                                                               4

multiplied by (ii) the difference of (A) the Per Share Merger Consideration minus (B) the Weighted Average Exercise Price of the In-the-Money Options held by such Option Holder.

       2.3 Treatment of Options.

       (a) The Company shall use its reasonable best efforts, subject to any necessary consents being received from the subject Option Holder, to cause: (i) each option and warrant granted by the Company to purchase shares of Company Common Stock (the "Company Options") with an exercise price per share equal to or greater than $1.00 (the "Out-of-the-Money Options") to be irrevocably cancelled as of the Effective Time; and (ii) each Company Option outstanding with an exercise price per share less than $1.00 (the "In-the-Money Options") to be fully vested and converted immediately prior to the Effective Time into the right to receive an amount in cash, without interest, equal to (x) the excess of the Per Share Merger Consideration over such exercise price per share of Company Common Stock subject to such In-the-Money Option multiplied by (y) the number of shares of Company Common Stock subject to such In-the-Money Option immediately prior to the Effective Time. The Company shall use its reasonable best efforts to take all action necessary to attempt to give effect to this Section 2.3 in full (including, without limitation, using its reasonable best efforts to attempt to obtain consents from the holders of Company Options to the cancellation or conversion thereof, as applicable, in accordance with this
Section 2.3).

       (b) Promptly after the date of this Agreement, the Company shall cause the adoption and approval of appropriate changes to the Company 1997 Employee Stock Purchase Plan (the "Company Stock Purchase Plan") in order to result in no Company stock purchase rights (each, an "ESPP Right") granted under the Company Stock Purchase Plan to be in effect as of January 10, 2002.

       2.4 Exchange.

       (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of the Aggregate Merger Consideration in accordance with this Section 2.4 to the Stockholders and In-the-Money Optionholders. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Stockholders and In-the-Money Optionholders an amount in cash equal to the Aggregate Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

       (b) The Disbursing Agent shall invest the Exchange Fund, as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.


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                                                                               5

       (c) Promptly after the Effective Time, Parent shall cause the Disbursing Agent to mail to each person who was a Stockholder as of the Effective Time, and whose shares were converted into the right to receive merger consideration pursuant to Section 2.2, and/or a holder of an In-the-Money Option (an "In-the-Money Optionholder"), whose interests in each such option was converted into the right to receive merger consideration pursuant to Section 2.2, a form of letter of transmittal (which shall specify that legal delivery of their shares of Common Stock and interests in the In-the-Money Options shall be effected, and risk of loss and title shall pass, only upon proper delivery of the letter of transmittal and other evidence of ownership specified therein (the "Exchange Documentation") to the Disbursing Agent) and instructions for use in effecting the surrender thereof in exchange for payment of the merger consideration. Upon delivery to the Disbursing Agent of the Exchange Documentation, together with such other documents as may be reasonably required by the Disbursing Agent, the exchanging person or entity shall be paid promptly in exchange therefor cash in an amount equal to (i) in the case of Common Stock, the product of the number of shares of Company Common Stock represented by such Exchange Documentation delivered to the Disbursing Agent, multiplied by the Per Share Merger Consideration, and (ii) in the case of In-the-Money Options, the number of shares of Company Common Stock issuable pursuant to In-the-Money Options represented by Exchange Documentation delivered to the Disbursing Agent, multiplied by the difference of (A) the Per Share Merger Consideration minus (B) the Weighted Average Exercise Price of such In-the-Money Options. Any Company Common Stock or Company Options tendered to the Disbursing Agent pursuant to this Section 2.4 shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Exchange Documentation.

       (d) If payment is to be made to a Person other than a registered Stockholder or an In-the-Money Optionholder, then it shall be a condition of payment of the merger consideration to that Person that the Exchange Documentation be properly endorsed or otherwise be in proper form for transfer of the securities represented thereby and that the Person requesting such payment pay any transfer or other Taxes required by law to be paid as a result of the payment to a Person other than the registered Stockholder or the In-the-Money Optionholder or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not otherwise applicable.

       (e) At and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

       (f) At any time more than one (1) year after the Effective Time, Parent shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for the securities represented by the Exchange Documentation (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, Stockholders and In-the-Money Optionholders shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any merger consideration that may be payable, without interest, upon due surrender of the

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                                                                               6

Exchange Documentation held by them. If the Exchange Documentation shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Exchange Documentation shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable for any merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law.

       2.5 Withholdings; Net Payments. Notwithstanding anything in this Agreement to the contrary, any amount paid to Stockholders or Option Holders pursuant to this Agreement that are not United States Persons, as defined in
Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), shall be net of all applicable Federal, state and local withholding Taxes, as determined by the Surviving Corporation. Parent or Surviving Corporation shall withhold and remit, and the Parent shall cause the Disbursing Agent to withhold and remit, to the appropriate taxing authority all such withholding Taxes due in connection with the payments made by it, and such remittance shall be deemed a payment of amounts owed to any Person entitled to payment pursuant to this Agreement. Any payment to non-employee Option Holders shall be at the minimum withholding amount required by Applicable Laws. Prior to the Effective Time, the Company shall use its reasonable best efforts to take such actions as shall be necessary to allow Parent or the Disbursing Agent to comply with this Section 2.5.

       2.6 Dissenting Shares.

       (a) Notwithstanding anything contained in this Agreement to the contrary, shares of Company Common Stock that are held by any Stockholder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal rights in accordance with the VSCA (the "Dissenting Shares") shall not be converted into the right to receive the merger consideration, but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the VSCA; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his or her rights to appraisal of such Dissenting Shares, in each case under the VSCA, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, cash in an amount equal to the product of the number of such Dissenting Shares multiplied by the Per Share Merger Consideration, without interest.

       (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the VSCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the VSCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.


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                                                                               7

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

       The Company represents and warrants to Parent and Merger Sub as follows:

       3.1 Organization and Qualification; Subsidiaries.

       (a) The Company and each Subsidiary of the Company (collectively, the "Company Subsidiaries") is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. "Company Material Adverse Effect," as used in this Agreement, shall mean any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business or operations of the Company and the Company Subsidiaries, taken as a whole. The copies of the Articles of Incorporation and Bylaws (or equivalent organizational documents) of the Company and each Company Subsidiary previously delivered to Parent or its counsel are complete and correct.

       (b) Schedule 3.1 sets forth the name, type of entity, jurisdiction, date of incorporation, formation or organization, the officers and directors, the authorized stock, partnership capital or equivalent ownership interests, the number and type of issued and outstanding shares of capital stock, partnership interests or similar ownership interests, the current owners of the equity and their respective ownership interests therein of each Company Subsidiary and each other corporation or entity in which the Company directly or indirectly owns or has the power to vote capital stock or other ownership interests, and the jurisdictions in which each entity is qualified to do business as a foreign corporation or other foreign entity, each as of the date of the Agreement. The Company does not directly or indirectly own any interest in any other person or entity. The respective minute books, or comparable records, of the Company and each of the Company Subsidiaries contain true and complete records of all meetings and consents in lieu of meetings of their Boards of Directors or similar governing bodies (and any committees thereof) and of their stockholders (or partners or members) since the times of their respective incorporation or formation, and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting in all material respects. The stock books (or analogous ownership records) of the Company and each of the Company Subsidiaries are true and complete. True and complete copies of all of the foregoing, have been delivered to, or, to the extent not requested to be delivered, have been made available for inspection by, Parent.


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       3.2 Authority to Execute and Perform Agreement. The Company has the
requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the "Transactions"). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action.

       3.3 Binding Effect. This Agreement has been validly executed and delivered by the Company and, assuming the due execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

       3.4 Capitalization.

       (a) As of the date hereof, (i) 12,000,000 shares of Company Common Stock, par value $0.03 per share, are authorized, of which 4,791,210 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and which are owned of record by the Persons and in the amounts set forth on Schedule 3.4, (ii) 340,000 shares of Preferred Stock, par value $1.00 per share, are authorized, of which no shares of Preferred Stock are outstanding, and (iii) 2,261,000 shares of Company Common Stock are reserved for issuance upon the exercise of the Company Options by the Persons and in the amounts set forth in Schedule 3.4. The Company has no other authorized, issued or outstanding class of capital stock.

       (b) Immediately after giving effect to the Merger, Parent will own free and clear of any Liens all of the outstanding capital stock of the Surviving Corporation (except for Liens that may attach by reason of the Surviving Corporation's ownership thereof). Except as set forth in Schedule 3.4, there are no obligations, contingent or otherwise, of the Company or a Company Subsidiary, to repurchase, redeem or acquire shares of the Company or a Company Subsidiary.

       (c) Except as set forth on Schedule 3.4, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company or any Company Subsidiary, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock of the Company or any Company Subsidiary and no such convertible or exchangeable securities or obligations are outstanding.

       (d) Each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid and non-assessable and each such share owned by the Company or

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another Company Subsidiary is free and clear of Liens. All outstanding shares of
Company Common Stock were issued in compliance with all applicable federal and state securities laws.

       3.5 Vote Required; Board Approval. (a) The only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger is the affirmative vote of the holders of more than two-thirds of the outstanding shares of Company Common Stock (the "Company Required Vote"). The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the VSCA which approval satisfies in full the requirement in Section 13.1-725.1 of the VSCA that the Merger be approved by the affirmative vote of a majority (but not less than two) of the disinterested directors and the requirement of Section 13.1-718 of the VSCA that the Merger be adopted by the Board of Directors.

       (b) Investec PMG Capital has delivered a "fairness opinion" to the Company to the effect that the Per Share Merger Consideration to be received by the Stockholders pursuant to this Agreement is fair from a financial point of view to such Persons.

       3.6 SEC Reports and Financial Statements.

       (a) Each form, report, schedule, registration statement, definitive proxy statement, exhibit and any other document filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (as such documents have been amended prior to the date hereof, the "SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). None of the SEC Reports, as of their respective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. The Company has made available to Parent true, accurate and complete copies of all of the SEC Reports.

       (b) The consolidated financial statements of the Company and the Company Subsidiaries included in such SEC Reports and any notes related thereto comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-QSB of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of the Company and the Company

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                                                                              10

Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since January 1, 1997, the Company has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no Company Subsidiary has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act or the Exchange Act.

       (c) Except as set forth on Schedule 3.6, neither the Company nor any of the Company Subsidiaries have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto ("Liabilities"), that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the Audited Financials, including, without limitation, those relating to environmental and occupational safety and health matters, that, alone or in the aggregate, could result in claims against, obligations of or liabilities to the Company or any of the Company Subsidiaries which are reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 3.6, neither the Company nor any Company Subsidiary has any Knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities which are reasonably likely to have a Company Material Adverse Effect.

       3.7 No Material Adverse Change. Except as set forth on Schedule 3.7, since September 30, 2001, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no change in the business, properties, assets, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Company or any of the Company Subsidiaries which has resulted or reasonably could be expected to result in or which the Company or any Company Subsidiary has reason to believe could reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has any Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, reasonably anticipated prospects, operations or condition (financial or otherwise) of the Company or any of the Company Subsidiaries, whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Company or any Company Subsidiary has reason to believe could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.7, from September 30, 2001, neither the Company nor any of the Company Subsidiaries has taken, directly or indirectly, any of the actions identified in Section 5.1.

       3.8 Litigation. Except as set forth on Schedule 3.8 or in any SEC Report, there are no judicial, governmental, administrative or arbitral actions, suits or proceedings or investigations (collectively, "Legal Proceedings") pending or, to the Knowledge of the Company or any Company Subsidiary, threatened against or involving the Company, any Company Subsidiary, or any of their respective property or assets. Except as set forth on Schedule 3.8, there are no outstanding orders, judgments, injunctions, awards or decrees of any court,

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governmental or regulatory body or arbitration tribunal against or involving the
Company or any Company Subsidiary.

       3.9 Title to Properties; Absence of Liens. The Company and each Company Subsidiary have good title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except (i) for Liens set forth on Schedule 3.9 hereto, (ii) for Liens for Taxes not yet due and payable or which the Company or any Company Subsidiary is contesting in good faith and for which adequate reserves have been established, (iii) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (iv) for Liens not securing debt that do not materially detract from the value or materially interfere with the use of the property subject thereto (collectively, "Permitted Liens").

       3.10 Compliance with Laws; Permits. Neither the Company nor any Company Subsidiary is in violation of, default under, or conflict with, any applicable order, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, "Orders") or any applicable Federal, state or local law, regulation, code, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to their businesses, properties, assets and operations (including, without limitation, those relating to wages and hours, record keeping, customs, export control, possession of classified information or zoning) (collectively, "Applicable Laws"), except for any such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 3.10 correctly lists all licenses, franchises, permits, authorizations, orders, registrations and approvals of, and all required registrations with, any Governmental Bodies which are material to or necessary for the lawful conduct of the businesses of the Company and each of the Company Subsidiaries or material to or necessary for the intended use of any properties of the Company or any of the Company Subsidiaries (collectively, "Permits"). Except as set forth on Schedule 3.10, the Company and each Company Subsidiary are in compliance with the terms of such Permits, except where the failure to have, or to comply with, such Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the Knowledge of the Company and the Company Subsidiaries, threatened, to revoke or limit any Permit.

       3.11 Intellectual Property. Schedule 3.11 sets forth all material Intellectual Property owned by the Company or any Company Subsidiary, all applications for any of the foregoing, and all material permits, grants and licenses relating to any of the foregoing under which the Company or any Company Subsidiary is a licensee or a licensor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis. Except as set forth on Schedule 3.11: (i) none of the Intellectual Property, products or services owned, used, sold or licensed by the Company or any Company Subsidiary infringes upon or otherwise violates any intellectual property rights of others and to the Knowledge of the Company and the Company Subsidiaries, no other person's, firm's or corporation's operations conflict with the use and registration of the Intellectual Property; (ii) as of the date hereof, no litigation is pending, neither the Company nor any Company Subsidiary has received written notice of any Claim contesting the right of the Company or any Company Subsidiary to use or sell, license or make available to any Person any of the Company's products or services, and to the Knowledge of the Company and the Company Subsidiaries, threatened against or by the Company or any Company Subsidiary claiming a conflict by the Company or any of the Company Subsidiaries with the Intellectual Property; (iii) neither the Company nor any of the Company Subsidiaries has notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the Intellectual Property listed on Schedule 3.11, and neither the Company nor any of the Company Subsidiaries has any Knowledge of any reasonable basis for any such charge or claim, and (iv) the Company and the Company Subsidiaries own the Intellectual Property free and clear of all Liens.

       3.12 Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Transactions by the Company will not (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company or equivalent organizational documents of any other Company Subsidiary, (ii) except as set forth on Schedule
3.12 and subject to obtaining the consents, approvals and authorizations or making such filings or giving such notices referred to in Section 3.13 and on
Schedule 3.13, materially violate, conflict with or result in the breach of any provision of, or result in a modification of or otherwise entitle any party to terminate, accelerate, amend, cancel or constitute (whether after the filing of notice or lapse of time or both) a default under or impair or alter the rights of the Company, any Company Subsidiary or any third party under, any Material Contract or Company Option to which the Company or any Company Subsidiary is a party or by which or to which any of the Company's or any of the Company Subsidiaries' assets or properties may be bound or subject, (iii) subject to the exceptions set forth in Section 3.13 and on Schedule 3.13, materially violate any Applicable Laws, (iv) materially violate or result in the revocation or suspension of any Permit or (v) result in the creation or imposition of any material Lien upon any of the property or assets of the Company or any of the Company Subsidiaries pursuant to any provision of, any contract or Lien.

       3.13 Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 3.13, (ii) applicable requirements of the Securities Act, the Exchange Act or state securities or "blue sky" laws ("Blue Sky Laws"), and (iii) the Articles of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company of the Transactions.

       3.14 Employee Benefit Plans; ERISA. Set forth on Schedule 3.14 is a true and complete list of each Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to by the Company or any Company Subsidiary, in which present or former employees of the Company or any Company Subsidiary participate, or with respect to which the Company or any of the Company Subsidiaries has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

       Except as disclosed on Schedule 3.14: (A) each of the Company's Benefit Plans and each Company Subsidiary's Benefit Plans have been maintained and are in compliance with the terms of such Benefit Plans and all Applicable Laws, including, without limitation, the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (B) each of the Company's Benefit Plans and each Company Subsidiary's Benefit Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code have been determined by the Internal Revenue Service (the "IRS") to be so qualified and, to the Knowledge of the Company, and the Company Subsidiaries, no event or circumstance has occurred since the date of such determination which would jeopardize the qualification of any of the Company's Benefit Plans or any Company Subsidiary's Benefit Plans; and (C) none of the Company's Benefit Plans or Company Subsidiary's Benefit Plans is subject to Title IV of ERISA.

       3.15 Material Contracts.

       (a) Set forth on Schedule 3.15 is a true and complete list of all Material Contracts, in each case as amended to date. All Material Contracts have been delivered to, or, to the extent not requested to be delivered, have been made available for inspection by, the Parent.

       (b) Except as set forth on Schedule 3.15, each Material Contract constitutes a valid and binding obligation of the Company or a Company Subsidiary, as the case may be, is in full force and effect and is enforceable against the Company or a Company Subsidiary, as the case may be, in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and each of the Company Subsidiaries have either paid in full all amounts due thereunder which are due and payable or accrued in accordance with GAAP, all amounts due to others thereunder (and have properly recognized revenues due from others thereunder), and have satisfied in full or accrued all of their liabilities and obligations thereunder which are due and payable, except amounts or liabilities disputed in good faith by the Company or any of the Company Subsidiaries for which adequate reserves have been set aside. Neither the Company nor any Company Subsidiary is in default under any Material Contract, nor to the Knowledge of the Company and the Company Subsidiaries, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of the Company and the Company Subsidiaries, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Neither the Company nor any of the Company Subsidiaries has Knowledge that any person intends to terminate (whether for cause or convenience) or default under any Material Contract before its stated term, if any. Except as set forth on
Schedule 3.15, neither the Company nor any of the Company Subsidiaries has any Knowledge of a claim for non-performance of any Material Contract, pending or threatened, by any Governmental Body. There are no pending renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under any Material Contract, and no person has made a written demand for any such renegotiation. Except as separately identified on
Schedule 3.15, no approval or consent of any person is needed in order that the contracts and other agreements set forth or required to be set forth on Schedule
3.15 or on any other Schedule
continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

       3.16 Taxes. Except as set forth in Schedule 3.16:

       (a) Filing of Tax Returns. The Company and each Company Subsidiary have timely filed, or have had timely filed on their behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes required to be filed by them. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. The Company and each Company Subsidiary have not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Company, no claim has ever been made by any Taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns, or has Tax Returns filed on their behalf, that they are or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction. Schedule 3.16 lists all federal, state, local and foreign income Tax Returns filed (including, but not limited to, income, franchise, capital, net worth, sales, use, payroll, excise and ad valorem tax) with respect to the Company and each Company Subsidiary for taxable periods ended on or after December 31, 1997. The Company and each Company Subsidiary have delivered to the Parent complete, correct and accurate copies of their foreign, federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company and each Company Subsidiary for the years ended December 31, 1997, 1998, 1999 and 2000.


       (b) Payment of Taxes. All Taxes owed by the Company and each Company Subsidiary (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on their respective books and/or records have been established. The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Company and each Company Subsidiary (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company's and each Company Subsidiary's most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Company Subsidiary in filing, or having filed on their behalf, their Tax Returns. The charges, accruals and reserves on the books of the Company and each Company Subsidiary in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

       (c) Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of the Company or any Company Subsidiary either (A) claimed or raised by any Taxing authority in writing or
(B) as to which any of the
directors and officers (and employees responsible for Tax matters) of the Company or any Company Subsidiary has knowledge based upon personal contact with any agent of such Taxing authority. Audits of foreign, federal, state and local Tax Returns by the relevant Taxing authorities are currently ongoing where indicated for the periods set forth on Schedule 3.16 and, except as set forth in such Schedule, the Company and each Company Subsidiary have not been notified in writing that any of these Taxing authorities intends to audit a Tax Return for any other period. Neither the Company nor any Company Subsidiary has executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

       (d) Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company or any Company Subsidiary.

       (e) Tax Elections. The Company and each Company Subsidiary (i) have not agreed, or are required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) have not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law;
(iii) are not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) have not made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under ss.280G and ss.162(m) of the Code; and (v) have not made any of the foregoing elections or are required to apply any of the foregoing rules under any comparable state or local income Tax provision.

       (f) Prior Affiliated Groups. The Company and each Company Subsidiary (A) have never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which was the Company) and (B) do not have any liability for the Taxes of any person (other than any of the Company and the Company Subsidiaries) under Treas. Reg. ss.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any Company Subsidiary is a successor to any other person by way of merger, reorganization or similar transaction.

       (g) Tax Sharing Agreements. Neither the Company nor any Company Subsidiary is a party to any Tax allocation, indemnity or sharing or similar agreement.

       (h) Net Operating Losses and General Business Credit. As of September 30, 2001, the net operating loss carryforward of the Company for federal income Tax purposes was not less than $13,100,000, and, as of December 31, 2000, the General Business Credit carryforward was not less than $170,792, and except as set forth on Schedule 3.16, to the Knowledge of the Company, the Company is not subject to any limitations, under Sections 382, 383 and 384 of the Code and restrictions under the consolidated return regulations pursuant to Section 1502 of the Code or provisions of state laws affecting such net operating loss carryforwards for state income tax or state franchise tax purposes, on its ability to use the net operating loss carryforward other than those under the Code or otherwise that may arise as a result of the Transactions.

       (i) Section 355. Neither the Company nor any Company Subsidiary has distributed the stock of a "controlled corporation" (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

       (j) Partnerships. Neither the Company nor any Company Subsidiary owns an interest in a partnership for Tax purposes.

       (k) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in any method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law);
(B) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

       3.17 Environmental Matters. Except as set forth on Schedule 3.17: (i) the Company and each Company Subsidiary are in compliance in all material respects with applicable Environmental Laws; (ii) the Company and each Company Subsidiary have all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) to the Knowledge of the Company and the Company Subsidiaries, there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company or any Company Subsidiary which have given rise to or are reasonably likely to give rise to any material liability on the part of the Company or any Company Subsidiary under any Environmental Law; (iv) neither the Company nor any Company Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or any Company Subsidiary or the use of any property or facility by the Company or any Company Subsidiary, or to the Knowledge of Company and all Company Subsidiaries, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body; and (vi) to the Knowledge of the Company and the Company Subsidiaries, no asbestos containing materials or polychlorinated biphenyl or underground storage tank is contained in or located at any facility now or previously owned or leased by the Company or any Company Subsidiary.

       3.18 Real Property.

       (a) Neither the Company nor any Company Subsidiary owns, or has owned, any real property or any interest in any real property.

       (b) Schedule 3.18 sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the "Real Property Leases") under which the Company or any Company Subsidiary uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being hereinafter referred to as the "Leased Real Property") which Schedule includes the true, correct and complete property address, square footage and lease expiration date of each respective Real Property Lease, together with details of any security deposit and other prepaid amounts owing in respect of each Real Property Lease. The Company has heretofore delivered or made available to Parent true, correct and complete copies of all Real Property Leases, including all modifications, amendments and supplements thereto. Each Real Property Lease is valid, binding and in full force and effect, and as of the Closing, all amounts owing pursuant to the Real Property Leases will have been paid in full. Neither the Company nor any Company Subsidiary has received notice of, or to the Knowledge of the Company or the Company Subsidiaries, have there been any, threatened defaults by any landlord or tenant under any Real Property Lease or under any subordinate transfer under a Real Property Lease. All required consents, approvals or authorization of, filing with, or notice to, any party to any of the Real Property Leases in connection with the Transactions have been completed. All of the land, buildings, structures, plants, facilities and other improvements used by the Company and any Company Subsidiary in the conduct of their respective businesses are included in the Leased Real Property.

       (c) Except as set forth on Schedule 3.18, neither the Company nor any Company Subsidiary has received notice of any pending, or to the Knowledge of the Company and the Company Subsidiaries, are there any threatened, condemnation, eminent domain or similar proceedings affecting the Leased Real Property, any improvements thereon or any portion thereof. Neither the Company nor any Company Subsidiary has received notice that there are any pending, or to the Knowledge of the Company and the Company Subsidiaries, have there been any, threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Real Property, any improvements thereon or any portion thereof. There are no adverse parties in possession of the Leased Real Property or any portion or portions thereof, and on the Closing Date the Company and the Company Subsidiaries' interests in the Leased Real Property will be free and clear of any and all leases, licenses, occupants or tenants except as set forth in Schedule 3.18.

       (d) All buildings, structures, fixtures and other improvements on the Leased Real Property are in good repair, free of defects (latent or patent), and fit for the uses to which they are currently devoted. All such buildings, structures, fixtures and improvements on the Leased Real Property conform to all Applicable Laws. The buildings, structures, fixtures and improvements on each parcel of the Leased Real Property lie entirely within the boundaries of such parcel of the Leased Real Property as specified in the legal description set forth in Schedule 3.18, and no structures of any kind encroach on the Leased Real Property.

       (e) None of the Leased Real Property is subject to any agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Company's or the Company Subsidiary's right to convey or to use it.

       (f) The Leased Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which the Leased Real Property is currently devoted and intended to be devoted.

       3.19 Broker's Fees. Except as set forth on Schedule 3.19, no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or Company Subsidiary.

       3.20 Insurance. Schedule 3.20 sets forth a list of all insurance policies and fidelity, performance or surety bonds maintained by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance policies against all risks and liabilities to an extent and in a manner customarily insured against by persons operating comparable properties, assets or businesses in the same geographic locations. The Company has made available to the Parent with respect to each policy a list and brief description of all claims (exclusive of claims under medical and dental policies) made by the Company or any of the Company Subsidiaries during the Company's past two fiscal years and the amount paid out under each policy with respect to such claims. Neither the Company nor any of the Company Subsidiaries has any Knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against the Company or any of the Company Subsidiaries which will not be fully covered by such policies. Neither the Company nor any of the Company Subsidiaries has received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future.

       3.21 Potential Conflicts of Interest. Except as set forth on Schedule
3.21 (a) no officer, director or affiliate of the Company or any of the Company Subsidiaries, (b) no immediate family member of any such officer, director or affiliate, and (c) no entity controlled by any one or more of the foregoing: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person or entity which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Company or any of the Company Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of the Company Subsidiaries uses or the use of which is necessary or desirable for the conduct of their respective businesses; (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Company Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof; or (iv) on behalf of the Company or any of the Company Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of the Company or any of the Company Subsidiaries, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).

       3.22 Labor Matters. The Company and each of the Company Subsidiaries is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of the Company and the Company Subsidiaries, no application for certification of a collective bargaining agent is pending. The Company and each of the Company Subsidiaries is in compliance with all Applicable Laws applicable to the Company and each of the Company Subsidiaries affecting employment practices and terms and conditions of employment. As of the Closing Date neither the Company nor any of the Company Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, or similar applicable state law; nor has the Company or any of the Company Subsidiaries taken any action prior to the Closing Date which could result in any such liability or obligation to the Company or any of the Company Subsidiaries within the six-month period immediately following the Closing Date if, during such six-month period, only terminations of employment in the normal course of operations occur. The Company and each of the Company Subsidiaries do not employ and have not knowingly employed any illegal aliens.

       3.23 Customers and Suppliers. Neither the Company nor any Company Subsidiary is currently in, and, except as set forth in Schedule 3.23, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company will not result in, any material violation, breach or default of any term or provision of (i) any contract with any Government Agency, (ii) any subcontract issued at any tier under a prime contract with any Government Agency, or (iii) any bid, proposal, offer or quotation relating to a contract with any Government Agency or a subcontract issued under a contract with any Government Agency. Neither the Company nor any Company Subsidiary is in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation ("FAR"), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et. seq), and agency export regulations) or any similar state or local law or regulation governing any contract, subcontract, bid, proposal, offer, quote, arrangement or transaction of any kind with any Government Agency, as applicable. Neither the Company nor any Company Subsidiary has received a cure notice, a show cause notice, a stop work notice, been threatened with termination for default, or has a reasonable basis to believe that cause exists for a termination for default under any contract or subcontract with any Government Agency. Neither the Company nor any Company Subsidiary has Knowledge of any claims or requests for equitable adjustments by any of their vendors, suppliers or subcontractors, against them relating to contracts or subcontracts involving any Government Agency.

       3.24 Suspension or Debarment. Neither the Company nor any Company Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any

Government Agency in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the Knowledge of the Company and each Company Subsidiary, threatened, and neither the Company nor any Company Subsidiary has any reasonable basis to believe that one will be initiated. Neither the Company nor any Company Subsidiary is aware of any ongoing Government investigations, prosecutions, civil or administrative proceedings or settlement negotiations, or internal investigations, relating to the contracts or subcontracts with any Government Agency or the violation of any federal, state or local order, statute, rule, or regulation relating to Government contracts, subcontracts, or export controls. Schedule 3.24 sets forth all material governmental reviews, audits or investigations of a similar nature, whether pending, threatened or completed within the three-year period preceding the date hereof, relating to the performance or administration of government contracts or subcontracts by the Company or any Company Subsidiary.

       3.25 Technical Data. Except for the "data" items described in Schedule 3.25, no Government Agency has any rights with respect to any "technical data" or "computer software" that are material to the Company's business.

       3.26 Clearances. Schedule 3.26 sets forth all security clearances (including facility clearances) held by the Company, any Company Subsidiary and any of their officers, directors, managers or employees.

       3.27 Fixed Price Contracts.

       (a) Except for the contracts listed in Schedule 3.27(a), as of the date of this Agreement and as of the Closing Date, neither the Company nor any Company Subsidiary holds or is performing under any fixed-price contract or subcontract, including performance under any option provision thereof, with any Government Agency for which performance has not been completed, final payment has not been received, or warranty, support, or maintenance obligations have been retained, where the costs to the Company or Company Subsidiary of completing performance of the fixed price component of the contract or subcontract and/or fulfilling all contractual obligations, have exceeded or are reasonably expected to exceed the fixed price amount of the contract or subcontract (i.e., the Company or Company Subsidiary is in a loss position or expects to incur a loss with respect to the fixed price component of the contract or subcontract).

       (b) Except for the bids and proposals listed in Schedule 3.27(b), as of the date of this Agreement and as of the Closing Date, there are no pending bids or proposals for the award of any fixed-price contract or subcontract to be performed in connection with any Government contract, submitted to any Government Agency or potential prime contractor by the Company or any Company Subsidiary, where the proposed fixed price of the bid or proposal exceeds the estimated costs to the Company or Company Subsidiary of completing performance of the fixed price component of such contract or subcontract

       (c) For the purposes of this Section 3.27, the term "costs" means all costs attributable to a particular contract or subcontract in accordance with GAAP consistent with the Company's past practices, including all allocations of general and administrative expenses to such contract or subcontract, and the term "fixed price" with respect to contracts and subcontracts includes the following: firm-fixed-price contracts; fixed-price contracts with economic price adjustment; fixed-price incentive contracts; fixed-price contracts with prospective price redetermination, fixed-ceiling price contracts with retroactive price redetermination; firm-fixed-price, level-of-effort term contracts; all contracts or delivery orders issued pursuant to a General Services Administration (GSA) schedule contract or other agency multiple award schedule contract; and all variations or combinations of the above listed contract types.

       3.28 Full Disclosure. This Agreement (including the disclosure schedules) and the SEC Reports, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

       3.29 Confidentiality. Neither the Company nor any Company Subsidiary has provided confidential information regarding the Company or any Company Subsidiary to any third-party in connection with or relating to a possible sale of the Company except to the Persons listed on Schedule 3.29. Each of the Persons identified on Schedule 3.29 has entered into a confidentiality agreement directly with the Company.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

       Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

       4.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has requisite power and authority and governmental approvals to own, lease and operate their respective properties and to carry on their respective businesses as currently conducted. Merger Sub is a wholly-owned Subsidiary of Parent and, except for activities incident to or contemplated by this Agreement, Merger Sub has not engaged, in any business activities of any type or kind whatsoever.

       4.2 Authority to Execute and Perform Agreement. Parent and Merger Sub each have the requisite power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which they are party, to perform their respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action.

       4.3 Binding Effect. This Agreement has been validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery hereof by the Company, will constitute a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       4.4 Vote Required; Board Approval. No vote of the holders of any class or series of Parent's capital stock is necessary to adopt this Agreement and approve the Transactions. The Board of Directors of Merger Sub, by resolutions duly adopted at a meeting duly called and held or by the unanimous written consent in lieu of a meeting, has approved this Agreement, the Merger and the other Transactions.

       4.5 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or delay the consummation of, or materially adversely affect the ability of Parent or Merger Sub to consummate, the Merger or the Transactions.

       4.6 Compliance with Laws. Neither Parent nor Merger Sub is in violation of any applicable Order or Applicable Law, except for any such violations that would not, individually or in the aggregate, prevent or delay the consummation of, or materially adversely affect the ability of Parent or Merger Sub to consummate, the Merger or the Transactions.

       4.7 Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Transactions by Parent and Merger Sub will not (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) subject to the exceptions set forth in Section 4.8 and on Schedule 4.8, violate any Applicable Law, except for such violations which would not, individually or in the aggregate, prevent or delay the consummation of, or materially adversely affect the ability of Parent or Merger Sub to consummate, the Merger or the Transactions.

       4.8 Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 4.8, (ii) applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws and (iii) the Articles of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, except where the failure to obtain such consent, approval or authorization or to make such filing or give such notice would not, individually or in the aggregate, prevent or delay the consummation of, or materially adversely affect the ability of Parent or Merger Sub to consummate, the Merger or the Transactions.

       4.9 Broker's Fees. No broker, finder, agent or similar intermediary has acted on behalf of Parent or Merger Sub in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Parent or Merger Sub.

       4.10 Financing. Parent has, and all times from the date of this Agreement through the Effective Time will have, sufficient funds to pay the Aggregate Merger Consideration.

                                   ARTICLE V

                      ADDITIONAL AGREEMENTS OF THE PARTIES

       5.1 Actions of the Company Pending Closing. From the date hereof until the Effective Time, unless otherwise agreed to in writing by Parent or Merger Sub, the Company agrees, and will cause each Company Subsidiary, to conduct its business and operations only in the ordinary course and in substantially the same manner as heretofore conducted. From the date hereof through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and will cause each Company Subsidiary to, use its reasonable best efforts to preserve its business organizations intact, and to retain its present officers and key employees, to preserve the goodwill of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries and to pay its obligations to its creditors in the ordinary course of business. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, and will not permit any Company Subsidiary to, without the prior written consent of Parent or Merger Sub, which consent shall not be unreasonably withheld, conditioned or delayed, directly or indirectly do any of the following:

       (a) except to the extent required by Applicable Law, amend or otherwise change the Articles of Incorporation or Bylaws of the Company or the equivalent organizational documents of any Company Subsidiary;

       (b) issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, other than
(i) the exercise of Company Options granted prior to the date hereof in accordance with their terms, as in effect on the date hereof, (ii) the issuance of shares of capital stock of a Company Subsidiary to the Company or any wholly-owned Company Subsidiary, or (iii) the issuance of Company Options granted under the Stock Option Agreement;

       (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, other than in accordance with the terms of a stock option plan, any shares of its capital stock (including any Company Options with respect to its capital stock and any security convertible or exchangeable into its capital stock);

       (d) enter into or amend any Material Contract other than in the ordinary course of business; or authorize any new capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000 for the Company and the Company Subsidiaries taken as a whole;

       (e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a dividend or distribution between the Company and any wholly-owned Company Subsidiary), reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

       (f) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities;

       (g) except as may be required by Applicable Laws or as contemplated by this Agreement or as set forth in Schedule 5.1 to this Agreement, (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, its executive officers or employees, except in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay to any director, officer or employee, (iii) enter into any severance agreement with any director, officer or employee, or (iv) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan or any employee Benefit Plan or policy, except in the ordinary course of business consistent with past practice;

       (h) take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as may be required by GAAP;

       (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business entity;

       (j) mortgage or otherwise encumber, subject to any Lien, or sell, transfer or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, other than sales, transfers and dispositions in the ordinary course of business and consistent with past practice and encumbrances and Liens that are incurred in the ordinary course of business and consistent with past practice or Permitted Liens;

       (k) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

       (l) except as set forth in Schedule 5.1 to this Agreement, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

       (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (l) above, or any action which would make any of the representations or warranties of the Company or the Company Subsidiaries contained in this Agreement untrue or incorrect in any material respect or prevent the Company or the Company Subsidiaries from performing or cause the Company or the Company Subsidiaries not to perform their respective covenants under this Agreement in any material respect;

       (n) waive, release, assign, settle or compromise any material rights, claims or litigation (including any confidentiality agreement), except as reasonably may be required to fulfill the Company's fiduciary duties to its shareholders;

       (o) enter into a sublease or assignment with respect to any of the Company's Leased Real Property;

       (p) authorize any of, or commit or agree to take any of, the foregoing actions; or

       (q) make or change any Tax election, settle any audit, claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, file any amended Tax Return, enter into any closing agreement or request a Tax ruling from a Tax authority, settle any claims for Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, Tax Return or claim for Taxes, or take any action or fail to take any action that would have a material adverse effect on the Tax liability of the Company or any of the Company Subsidiaries.

       5.2 Stockholder Approval. As soon as practicable, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its Stockholders (the "Company Stockholders Meeting") for the purpose of approving this Agreement and the Merger and the transactions contemplated hereby and for such other purposes as may be consented to by Parent (whose consent shall not be unreasonably withheld) and the Company in connection with effectuating the transactions contemplated hereby (the "Company Proposal"). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of the Company's directors, the Board of Directors of the Company (i) shall recommend to the Stockholders of the Company that they approve the Company Proposal, and (ii) shall use its reasonable best efforts to obtain any necessary approval by the Company's Stockholders of the Company Proposal.

       5.3 Efforts; Consents. Each party hereto agrees to use, and shall cause its respective Subsidiaries to use, reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger and the Transactions, and agrees to make, and shall cause its respective Subsidiaries to make, a good faith effort to effect the Closing by February 28, 2002. Without limiting the generality of the foregoing, each of the parties hereto shall use, and shall cause its respective Subsidiaries to use, reasonable best efforts to obtain all authorizations, consents, orders and approvals of Federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement, the Transaction Documents and the Transactions. The parties shall not take, and shall cause their respective Subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

       5.4 Filing of Tax Returns. The Company and each Company Subsidiary will prepare in a manner consistent with past practice of the Company and each Company Subsidiary, and timely file all Tax Returns required to be filed by the Company and each of the Company Subsidiaries, the due date of which (without extensions) occurs on or before the Closing Date and the Company and Company Subsidiaries shall pay all Taxes due with respect to any such Tax Returns. At least 30 days prior to the due date for filing such Tax Returns, the Company and each Company Subsidiary shall make available to Parent a draft of such Tax Returns as the Company or such Company Subsidiary proposes to file. Parent shall have the opportunity to review and comment on the draft of such Tax Returns.

       5.5 Access to Records; Confidentiality.

       (a) Prior to the Closing Date, each of Parent and Merger Sub shall be entitled, through their respective employees and representatives, to make such investigation of the assets, properties, business and operations of the Company and the Company Subsidiaries and such examination of the books, records and financial condition of the Company and Company Subsidiaries as the Parent and Merger Sub may request. Any such investigation and examination shall be conducted at reasonable times after providing reasonable prior notice and under reasonable circumstances and the Company shall cooperate, and shall cause the Company Subsidiaries to cooperate, reasonably therewith. In order that the Parent and Merger Sub may have the opportunity to make such business, accounting and legal review, examination or investigation as it reasonably requests of the business and affairs of the Company and the Company Subsidiaries, the Company and the Company Subsidiaries shall furnish the representatives of the investigating or examining party, during such period, with all such information and copies of such documents as such representatives may reasonably request, shall make available its officers and employees (and those of its Subsidiaries) as such representatives may reasonably request, and shall cause its officers and employees (and those of its Subsidiaries) to, and use reasonable efforts to cause its consultants, agents, accountants and attorneys (and those of its Subsidiaries) to, cooperate fully with such representatives in connection with such review and examination. Notwithstanding anything to the contrary in this
Section 5.5, neither party shall be required to disclose any classified information in violation of Applicable Law.

       (b) Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by Parent and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company and the Company Subsidiaries, Parent and the Parent Subsidiaries, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law. In the event the Merger is not consummated, Parent and the Company shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

       5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occurs after the date of this Agreement: (i) any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (ii) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, other than a consent disclosed pursuant to Section 3.13 above or not required to be disclosed pursuant to the terms thereof; (iii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (v) the commencement or threat of any material litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets; (vi) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company of any provision of this Agreement, and (vii) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Company Material Adverse Effect.

       5.7 Non-Solicitation.

       (a) Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, "Representatives") shall, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Acquisition Proposal, or (ii) directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company or any Company Subsidiary to, or otherwise assist, facilitate or encourage, any person (other than Parent or any affiliate or associate thereof) relating to any Acquisition Proposal; provided, however, that at any time prior to the Company Stockholders Meeting, the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it and which did not otherwise result from a breach of this Section 5.7(a), and subject to providing prior written notice of its decision to take such action to Parent (the "Notice") and compliance with
Section 5.7(c), following delivery of the Notice (x) furnish information with respect to the Company, or the Company Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Superior Proposal but, in each case, only if the Company's Board of Directors determines, after consultation with its outside counsel, that failure to furnish such information or to participate in such discussions or negotiations would be inconsistent with the compliance by the Company's Board of Directors with its fiduciary duties to stockholders imposed by Applicable Law. The Company shall keep Parent apprised of any such discussions and negotiations promptly after they occur.

       (b) Except as set forth below, neither the Board of Directors of the Company, nor any committee thereof, shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Board of Directors' approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is executed by the Company in accordance with Section 5.7(a)) relating to any Acquisition Proposal (each, an "Acquisition Agreement"), or (z) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company, and which did not otherwise result from a breach of Section 5.7(a), the Board of Directors of the Company may terminate this Agreement pursuant to and subject to the terms of Section 7.1(g) and, concurrently with such termination, cause the Company, to execute an Acquisition Agreement with respect to a Superior Proposal, but only if the Company's Board of Directors determines, after consultation with its outside counsel, that failure to terminate this Merger Agreement and accept the Superior Proposal would be inconsistent with the compliance by the Company's Board of Directors with its fiduciary duties to stockholders imposed by Applicable Law.

       (c) The Company promptly shall advise the Parent orally and in writing of any Acquisition Proposal with respect to or that could reasonably be expected to lead to any Acquisition Proposal, the identity of the person making any such Acquisition Proposal and the material terms of any such Acquisition Proposal. The Company shall keep the Parent fully informed of the status and material terms of any such Acquisition Proposal.

       (d) The Company and each Company Subsidiary and each of their Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal.

       For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, or
(iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any of its Subsidiaries that constitutes 50% or more of the net revenues, net income or assets of the Company, and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Acquisition Proposal, other than the Merger proposed by this Agreement, is referred to herein as an "Acquisition Transaction."

       For purposes of this Agreement, a "Superior Proposal" means any written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or more than 50% of the assets of the Company and its Subsidiaries, taken together, with respect to which (x) the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation (the "Financial Advisor") and such other matters as the Board of Directors of the Company deems relevant, which shall include without limitation the likelihood of consummation and the trading market and liquidity of any securities offered in connection with the Superior Proposal) that the terms of the proposal are more favorable to the Company's stockholders from a financial point of view as compared to the Merger, and (y) if the proposal (1) is subject to a financing condition or (2) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time, the Company's Board of Directors has been furnished with a written opinion of the Financial Advisor to the effect that (in the case of clause (1)) the proposal is readily financeable and (in the case of clause (2)) that such proposal provides a higher value per share than the consideration per share pursuant to the Merger.

       5.8 Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transactions.

       5.9 Benefit Plans; Employee Matters.

       (a) Parent and Merger Sub agree that the Surviving Corporation shall honor, from and after the Closing, all obligations under the terms of the employment, severance, executive, change of control (including, without limitation, any transaction completion bonus payments) and other similar agreements to which the Company or any Company Subsidiary is a party and all benefits earned or accrued under the Benefit Plans of the Company and each Company Subsidiary, except as may otherwise be agreed to in writing by the parties thereto.

       (b) To the extent that any individual employed by the Company or any Company Subsidiary immediately prior to the Closing Date (each, an "Affected Employee") becomes a participant in any Benefit Plan maintained by Parent or any Subsidiary or Affiliate of Parent, Parent shall, or shall cause such Subsidiary or Affiliate of Parent to, give such Affected Employee full credit, solely for the purposes of determining eligibility and vesting under such Benefit Plan, for such Affected Employee's service with the Company or any Company Subsidiary, to the extent such service was recognized by the Company or any Company Subsidiary immediately prior to the Closing Date. Notwithstanding the foregoing, with respect to any Benefit Plan maintained by Parent or any Subsidiary or Affiliate of Parent which constitutes a pension or retirement benefit plan, the entry date for Affected Employees who otherwise meet the eligibility criteria of such Benefit Plan shall be the first day of the calendar quarter immediately following the later of (i) the Closing, and (ii) receipt by Parent from the Company of all data deemed necessary by Parent regarding such Affected Employees' hours of service with the Company and each Company Subsidiary. Parent shall recognize each Affected Employee's hours of service worked for the Company or any Company Subsidiary in the calculation of retirement plan eligibility and service according to computation rules for similarly situated Parent employees.

       (c) After the Closing, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide Affected Employees with benefits that are no less favorable in the aggregate than benefits provided to similarly situated employees of Parent and its Subsidiaries and Affiliates.

       (d) Prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions (certified copies of which shall be delivered to Parent) terminating each Benefit Plan maintained by the Company or any Company Subsidiary which constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA effective immediately prior to the Closing.

       5.10 Public Disclosure. Each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, announcement or communication without the prior consent of the other parties, which consent shall not be unreasonably withheld. If any public statement, announcement or communication is required by Applicable Law to be made by any party to this Agreement, prior to making such statement, announcement or communication, such party will deliver a draft thereof to the other parties and shall give the other parties an opportunity to comment thereon.

       5.11 Satisfaction of Conditions Precedent. During the term of the Agreement, the parties hereto will use reasonable best efforts to satisfy (or cause to be satisfied) all the conditions precedent to their respective obligations.

       5.12 Proxy Statement. As promptly as practicable after execution of this Agreement, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use all reasonable best efforts to have the Proxy Statement cleared by the SEC. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

       5.13 Other Obligations of the Company (a) Promptly after the date hereof, the Company shall approve and adopt appropriate changes to the Company Stock Purchase Plan in order to result in no ESPP Rights being in effect after January 10, 2002.

       (b) The Company shall terminate the Company Stock Purchase Plan and all ESPP Rights effective as of the Effective Time. No amounts shall be credited to employee accounts under the Company Stock Purchase Plan subsequent to December 31, 2001, and from and after January 10, 2002 there shall not be any funds in the Company Stock Purchase Plan.

       (c) The Company shall use its reasonable best efforts, consistent with United States and foreign laws, to attempt to cause the termination or exercise of all Company Options as of the Effective Time. In connection therewith, the Company shall (i) use its reasonable best efforts to enter into consent agreements with the Persons listed on Schedule 5.13(c), providing for the termination of any Out-of-the-Money Options and the exercise of any In-the-Money Options held by such Persons, in each case, as of the Effective Time, and (ii) designate an exercise period under the Company's 1995 Stock Option Plan ending not more than 10 days prior to the Closing Date. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents, and shall use its reasonable best efforts to take all action reasonably requested by Parent to attempt to obtain such consents.

       5.14 Anti-takeover Statutes. If, notwithstanding the actions taken pursuant to Section 3.5, any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute is or shall become applicable to the Merger or Transactions contemplated hereby, the Company and the members of the Board of Directors, to the extent permitted by Applicable Laws, shall grant such approvals and take such actions as are necessary and are reasonably practicable to be granted or taken so that the Merger and other Transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the Transactions contemplated hereby.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

       6.1 Conditions to Each Party's Obligations to Consummate the Transactions. The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by such party:

       (a) All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

       (b) No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

       6.2 Conditions to Obligations of the Company to Consummate the Transactions. The obligation of the Company to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Company:

       (a) The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

       (b) Parent and Merger Sub shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by each of them prior to the Effective Time.

       (c) Parent and Merger Sub shall have executed and delivered to the Company a certificate, dated the date of Closing and signed by an officer of Parent and Merger Sub, evidencing compliance with Sections 6.2(a) and (b) hereof.

       6.3 Conditions to Obligations of Parent and Merger Sub to Consummate the Transactions. The obligation of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by Parent and Merger Sub:

       (a) The representations and warranties of the Company contained herein that are qualified as to materiality or a Company Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects , in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

       (b) The Company shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Effective Time.

       (c) This Agreement and the Merger shall have been duly approved by the requisite vote of the Stockholders of the Company in accordance with the VSCA.

       (d) To the extent dissenter's rights are available, fewer than five percent (5%) of the outstanding shares of Company Common Stock shall be Dissenting Shares.

       (e) Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

              (i) a certificate executed on behalf of the Company, dated the date of Closing and signed by an executive officer of the Company, evidencing compliance with Sections 6.3(a) through (d) and (f) hereof.

              (ii) written resignations of all directors of the Company, effective as of the Effective Time.

              (iii) evidence satisfactory to Parent of the exercise or termination, effective as of the Effective Time, of all Company Options such that immediately after the Effective Time, each Option Holder shall cease to have any rights under the option plan or agreement pursuant to which it acquired its Company Options (other than to receive the payments provided for in Section 2.2, if any).

              (iv) evidence satisfactory to Parent of the approval of the termination of the Company Stock Purchase Plan, effective as of the Effective Time.

              (v) evidence satisfactory to Parent of the termination of the engagement letter between the Company and Investec PMG Capital, effective as of the Effective Time, including a release or satisfaction of any and all obligations to Investec PMG Capital under the engagement letter.

              (vi) with respect to the IPMS contract with the Company (the "IPMS Contract"), evidence satisfactory to Parent that as of such date:

                     (A) the IPMS Contract (x) has not expired or been terminated or cancelled and remains in full force and effect, and (y) has not been modified or amended, or if it has been modified or amended, the terms of such modified or amended contract is not materially less favorable to the Company than the current IPMS contract;

                     (B) there has been no material adverse change with respect to the IPMS Contract and to the knowledge of the Company, no event has occurred or is reasonably likely to occur that would reasonably likely lead to a material adverse change with respect to the IPMS Contract;

                     (C) the total contract hours available to be billed for services rendered under the IPMS Contract during the calendar month immediately preceding such date, was not less than 90% of the average of the total contract hours available to be billed for October, November and December 2001; and

                     (D) the award fee rate under the IPMS Contract is at least 90% (i.e., 8.8%) of the award fee rate as of December 31, 2001 (i.e., 9.8%).

              (vii) evidence satisfactory to Parent of the termination of the Company's current lease for 25,950 square feet of office space at 12150 Monument Drive, Fairfax, Virginia 22033, and the subsequent lease by the Company of approximately 13,950 square feet of office space at the same location with the following terms:

                     (A) the term of the lease ends no later than July 31,
                         2003; and

                     (B) aggregate lease payments by the Company under such new lease for the period ended July 31, 2003 (after the inclusion of aggregate lease payments received by the Company pursuant to the sublease with Premier Mortgage Company LLC for the same period), shall be less than the aggregate lease payments that would have been payable under the current lease by at least $425,000.

                     (viii) evidence satisfactory to Parent that as of December
              31, 2001, the Company had a Tangible Net Worth of $925,000, determined in accordance with GAAP consistently applied; provided, however, that in calculating Tangible Net Worth, the Company will include payments or accruals of at least $140,000 of non-recurring merger related expenses as set forth in Schedule 6.3(e), regardless of whether such accrual is in accordance with GAAP.

                     (ix) evidence satisfactory to Parent that with respect to
              those contracts listed on Schedule 6.3(e)(ix), either (A) the Company has obtained acknowledgement from the customer that the employees who provide or have provided services under such contracts are recognized as qualified for the labor category descriptions for which they have been or will be billed, or (B) the personnel resumes for the employees who provide or have provided services under such contracts accurately reflect qualifications equivalent to the contract labor category qualification criteria set forth in the relevant contract and in those instances where the individuals do not specifically qualify, the Company has obtained a waiver from the customer that permits billing such individuals at a labor category for which they are not qualified.

       (f) There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Company Material Adverse Effect.

                                  ARTICLE VII

                                   TERMINATION

       7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the Stockholders of the Company:

       (a) by the mutual written consent of the parties to this Agreement;

       (b) by either the Company or Parent, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before June 30, 2002; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Parent, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;

       (c) by either the Company or Parent, by written notice to the other, if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

       (d) at the election of the Company, if either Parent or Merger Sub has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty
(30) Business Days following delivery of written notice of such breach by the Company to Parent or Merger Sub; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

       (e) at the election of Parent, if the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice to the Company of such breach by Parent or Merger Sub; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to Parent if either Parent or Merger Sub, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

       (f) by either Parent or the Company if the transactions contemplated by this Agreement shall fail to receive the Company Required Vote at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such approval to have been obtained;

       (g) by the Company if, prior to the Company Stockholders Meeting, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment requirement by
Section 7.3(b) shall have been received by Parent; or

       (h) by Parent, if the Board of Directors of the Company shall have withdrawn, or modified or changed, in a manner adverse to Parent or Merger Sub, its approval or recommendation of the Merger and/or the Company Proposal.

       (i) by Parent, if the Company fails to comply with Sections 6.3(e)(vi),
(vii) and/or (ix) on or prior to the third Business Day following the Company Stockholders Meeting.

       (j) by Parent, if the Company fails to comply with Section 6.3(e)(viii) on or prior to the third Business Day following the Company Stockholders Meeting.

       7.2 Effect of Termination. In the event of the termination of this Agreement by either the Company or Parent pursuant to Section 7.1, (i) this Agreement shall forthwith become void and have no further force or effect, and
(ii) there shall be no liability under this Agreement on the part of Parent or the Company, other than the provisions of Section 5.5(b), this Section 7.2 and
Section 7.3, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       7.3 Expenses; Termination Fees. (a) Except as set forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

       (b) The Company agrees to pay Parent a fee equal to $250,000 (the "Termination Fee"), together with the Expenses of Parent (not to exceed $150,000), if (i) Parent terminates this Agreement pursuant to Sections 7.1(e),
(h) or (j), or (ii) the Company terminates this Agreement pursuant to Section
7.1 (g). The Parent agrees to pay the Company the Termination Fee, together with the Expenses of the Company (not to exceed $150,000), if the Company terminates this Agreement pursuant to Section 7.1(d). The Termination Fee and Expenses required to be paid pursuant to Section 7.3(b) shall be paid not later than five
(5) Business Days after the termination of this Agreement.

       (c) If (i) Parent terminates this Agreement pursuant to Section 7.1(i), or (ii) Parent or the Company terminate this Agreement pursuant to Section 7.1(f), the Company agrees to pay Parent the Expenses of Parent (not to exceed $50,000), such amount to be paid not later than five (5) Business Days after the termination of this Agreement. In addition, if the Company executes a definitive agreement with respect to an Acquisition Transaction with any Person within 12 months of the termination of this Agreement pursuant to Sections 7.1(f) or (i), upon the closing of such Acquisition Transaction, the Company shall pay to Parent an amount (the "Additional Fee") equal to the lesser of (A) the sum of the Termination Fee and the Expenses of Parent (not to exceed $150,000, net of any expenses paid pursuant to the first sentence of this Section 7.3(c)) (collectively, the "Termination Payment"), and (B) the product of the Termination Payment, multiplied by a fraction, the numerator of which is the Aggregate Acquisition Consideration, and the denominator of which is the Aggregate Merger Consideration. For purposes of this Section 7.3(c), "Aggregate Acquisition Consideration" means the aggregate consideration paid by a third party in connection with an Acquisition Transaction. Such Additional Fee shall be paid by the Company not later than five (5) Business Days after the closing of such Acquisition Transaction. If the Aggregate Acquisition Consideration includes any property other than cash, the Aggregate Acquisition Consideration shall be the sum of (i) the fixed cash amount, if any, included in the Aggregate Acquisition Consideration plus (ii) the fair market value of such other property (which, in the case of publicly traded securities, shall equal to the average closing price for the ten trading days commencing on the 12th trading day immediately preceding the closing of the Acquisition Transaction).

       (d) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to whom such payment will be made.

       (e) The term "Expenses" shall mean, with respect to a party, all out-of-pocket expenses incurred by such party and its affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors.

       (f) The parties acknowledge that the agreements contained in this Section
7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would not enter into this Agreement. Accordingly, if either party fails to promptly pay any amounts owing pursuant to this Section 7.3 when due, then the party from whom such payment is due shall in addition thereto pay to the other party all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the party entitled to such payment hereunder at the prime rate of Chase Manhattan as in effect from time to time during such period.

                                  ARTICLE VIII

                                  MISCELLANEOUS

       8.1 Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

       "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "Aggregate Merger Consideration" shall mean the sum of (i) the Per Share Merger Consideration multiplied by the total number of shares of Company Common Stock outstanding as of the Effective Time, and (ii) the product of (A) the number of shares of Company Common Stock issuable pursuant to In-the-Money Options outstanding as of the Effective Time, and (B) the difference of the Per Share Merger Consideration minus the Weighted Average Exercise Price of such In-the-Money Options.

       "Audited Financials" shall mean the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2000, and the related consolidated statements of income, shareholders' equity and changes in financial position for the three year period then ended, including the footnotes thereto, audited by PricewaterhouseCoopers LLP, independent certified public accountants.

       "Benefit Plan" shall mean each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee Benefit Plan, program, agreement or arrangement, including, without limitation, each "employee Benefit Plan" as such term is defined under Section 3(3) of ERISA.

       "Business Day" shall mean any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or obligated to be closed for business.

       "Claim" shall mean any action, suit, claim, complaint, demand, litigation or similar proceeding.

       "Environmental Costs" means, without limitation, any actual or potential investigation, cleanup, remediation, removal, or other response costs (which without limitation shall include costs to cause the Company or any of the Company Subsidiaries to come into compliance with Environmental Laws), expenses (including without limitation fees and disbursements of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies, response actions, or litigation), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (i) of third parties for personal injury or property damage, or (ii) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

       "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by Governmental Body under federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C.ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C.ss. 2601, et seq.

       "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

       "Facilities" means all real property owned, leased, operated or controlled by the Company or any of the Company Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of the Company or any Company Subsidiary.

       "Governmental Body" shall mean any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

       "Government Agency" means (i) the United States Government, including all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations, and (ii) any state or local government, including all departments, agents, agencies, branches, independent agencies or instrumentalities, activities, and non-appropriated fund activities of or within a state or local government and all state or local government corporations.

       "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

       "Intellectual Property" shall mean all of the following as they are used in connection with the business of the Company and Company Subsidiaries as presently conducted or contemplated in its business plan and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by the Company and Company Subsidiaries:

       (a) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

       (b) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

       (c) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof;

       (d) trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

       (e) computer software programs, including, without limitation, all source code, object code, and documentation related thereto; and

       (f) Internet addresses, domain names, web sites, web pages and similar rights and items.

       "Knowledge," with respect to any Person, shall mean the actual knowledge of any of the officers of such Person after diligent inquiry.

       "Lien" shall mean any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

       "Material Contracts" shall mean all of the following contracts, agreements, understandings or arrangements, whether or not in writing, to which the Company or any of the Company Subsidiaries is a party or by or to which any of them or any of their assets or properties are bound or subject, with respect to: (i) any current or former officer, director, stockholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a contracting person; (ii) any labor union or association representing any employee; (iii) the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause calling for an aggregate purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements); (iv) the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties; (v) joint ventures, strategic alliances or partnerships; (vi) an indemnity or sharing of any tax liability of any third party; (vii) the purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) that cannot be canceled by the Company or any of the Company Subsidiaries with less than ninety days' notice without incurring liability, premium or penalty; (viii) the sharing of fees, the rebating of charges or other similar arrangements; (ix) obligations or liabilities of any kind to holders of the Company's or any of the Company Subsidiaries' securities as such; (x) covenants of the Company or any of the Company Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any of the Company Subsidiaries in any line of business or in any geographical area; (xi) the acquisition by the Company or any of the Company Subsidiaries of any operating business, including the assets or the capital stock of any other person; (xii) options for the purchase of any asset, tangible or intangible, requiring the payment to any person of a commission or fee; (xiii) the payment of fees or other consideration on behalf of any officer or director of the Company or any of the Company Subsidiaries or to any other entity in which any of the foregoing has an interest; (xiv) the borrowing of money; (xv) any purchase price or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) whether or not made in the ordinary course of business; (xvi) the purchase or sale of material, supplies, equipment, merchandise, intellectual property, real property, assets (whether tangible or intangible) or services where the purchase or sale price, the estimated purchase or sale price, the maximum order price, the maximum contract price, or the ceiling price (whether in one case or in the aggregate, in the case of a related series of contracts or other agreements) is more than $5,000, and a party to the contract or the known end or ultimate user, seller, or purchaser is any Government Agency; and (xvii) any schedule contracts with the United States General Services Administration or any multiple award schedule contracts, basic agreements, basic ordering agreements, or blanket purchase agreements with any Government Agency.

       "Option Grant Values," with respect to each grant of Company Options to an Option Holder, shall mean a dollar amount equal to the product of (i) the exercise price (per share of Company Common Stock) of such grant multiplied by
(ii) the number of shares of Company Common Stock covering such Company Option grant.

       "Per Share Merger Consideration" shall mean one dollar ($1.00).

       "Person" shall mean any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

       "Subsidiary" of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

       "Tangible Net Worth" means, with respect to the Company, the total assets of the Company, less (i) goodwill and other intangibles, and (ii) total liabilities.

       "Tax" or "Taxes" shall mean any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative or add-on minimum,, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (Federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

       "Tax Return" shall mean any returns, declarations, reports, estimates, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       "Transaction Documents" shall mean this Agreement, the Voting Agreement, the Stock Option Agreement, and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, the Articles of Merger, the officer's certificate to be delivered by Parent and Merger Sub pursuant to Section 6.2(c), the officer's certificate to be delivered by the Company pursuant to Section 6.3(f), and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

       "Weighted Average Exercise Price," with respect to the In-the-Money Options held by an Option Holder, shall mean the quotient of (i) the sum of all Option Grant Values for all In-the-Money Options held by such Option Holder divided by (ii) the aggregate number of shares of Company Common Stock covering all In-the-Money Options held by such Option Holder.

       8.2 No Survival of Representation and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement pursuant to Article VII.

       8.3 Waivers and Amendments. Subject to the applicable provisions of the VSCA and DGCL, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

       8.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

       8.5 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

       (a) ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN ANY FEDERAL COURT OF THE EASTERN DISTRICT OF VIRGINIA OR ANY STATE COURT LOCATED IN FAIRFAX COUNTY, COMMONWEALTH OF VIRGINIA, AND EACH PARTY AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH CLAIM, THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURT, THAT THE CLAIM IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE CLAIM IS IMPROPER OR THAT THIS AGREEMENT AND THE TRANSACTION DOCUMENTS MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY FURTHER IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURT IN ANY SUCH CLAIM.

       (b) ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH CLAIM SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL OR NATIONAL OVERNIGHT DELIVERY SERVICE (E.G., FEDERAL EXPRESS) THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED OR DELIVERED TO SUCH PARTY AS HEREIN PROVIDED. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.

       8.6 WAIVERS OF JURY TRIAL. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

       8.7 Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

       (a) if to the Company:

           c/o Infodata Systems, Inc.
           12150 Monument Drive
           Fairfax, VA 22033
           Attn:    Steven M. Samowich
           Fax:     President and Chief Executive Officer

           with a copy to:

           Foley & Lardner
           3000 K Street, N.W.
           Washington, D.C. 20007
           Attn:    Jay W. Freedman, Esq.
           Fax: 202-672-5399

       (b) if to Parent, Merger Sub or Surviving Corporation:

           Science Applications International Corporation
           1200 Prospect Street, MS L3-B
           La Jolla, CA 92037
           Attn:    Kevin E. Murphy
           Fax:     858-826-4121

           with copies to:

           Science Applications International Corporation
           10260 Campus Point Drive, MS F-3
           San Diego, CA  92121
           Attn:    Cindy S. Pittman, Esq.
           Fax:     858-826-4037

           and

           Fried, Frank, Harris, Shriver & Jacobson
           1001 Pennsylvania Avenue, NW
           Washington, D.C.  20004
           Attn:    Andrew P. Varney, Esq.
           Fax:     202-639-7003

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

       8.8 Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

       8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

       8.10 Assignments. This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

       8.11 Entire Agreement; Enforceability. This Agreement and the Transaction Documents, including the Exhibits and Schedules attached hereto and thereto: (i) constitute the entire agreement among the parties with respect to the Transactions and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

       8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

                                    INFODATA SYSTEMS, INC.


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    INFO ACQUISITION CORP.


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    SCIENCE APPLICATIONS INTERNATIONAL
                                    CORPORATION


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             INFODATA SYSTEMS, INC.,

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION,

                                       and

                             INFO ACQUISITION CORP.







                          Dated as of January 10, 2002

                                TABLE OF CONTENTS

                                                                           Page


ARTICLE I THE MERGER..........................................................1

     1.1        The Merger....................................................1
     1.2        Closing; Effective Time.......................................2
     1.3        Effects of Merger.............................................2
     1.4        Articles of Incorporation.....................................2
     1.5        Bylaws........................................................2
     1.6        Directors and Officers........................................2

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK..............................3

     2.1        Conversion of Capital Stock...................................3
     2.2        Merger Consideration..........................................3
     2.3        Treatment of Options..........................................4
     2.4        Exchange......................................................4
     2.5        Withholdings; Net Payments....................................6
     2.6        Dissenting Shares.............................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................7

     3.1        Organization and Qualification; Subsidiaries..................7
     3.2        Authority to Execute and Perform Agreement....................8
     3.3        Binding Effect................................................8
     3.4        Capitalization................................................8
     3.5        Vote Required; Board Approval.................................9
     3.6        SEC Reports and Financial Statements..........................9
     3.7        No Material Adverse Change...................................10
     3.8        Litigation...................................................10
     3.9        Title to Properties; Absence of Liens........................11
     3.10       Compliance with Laws; Permits................................11
     3.11       Intellectual Property........................................11
     3.12       Non-Contravention............................................12
     3.13       Consents and Approvals.......................................12
     3.14       Employee Benefit Plans; ERISA................................12
     3.15       Material Contracts...........................................13
     3.16       Taxes........................................................14
     3.17       Environmental Matters........................................16
     3.18       Real Property................................................17
     3.19       Broker's Fees................................................18
     3.20       Insurance....................................................18
     3.21       Potential Conflicts of Interest..............................18
     3.22       Labor Matters................................................19
     3.23       Customers and Suppliers......................................19
     3.24       Suspension or Debarment......................................19

     3.25       Technical Data...............................................20
     3.26       Clearances...................................................20
     3.27       Fixed Price Contracts........................................20
     3.28       Full Disclosure..............................................21
     3.29       Confidentiality..............................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........21

     4.1        Organization and Qualification; Subsidiaries.................21
     4.2        Authority to Execute and Perform Agreement...................21
     4.3        Binding Effect...............................................21
     4.4        Vote Required; Board Approval................................22
     4.5        Litigation...................................................22
     4.6        Compliance with Laws.........................................22
     4.7        Non-Contravention............................................22
     4.8        Consents and Approvals.......................................22
     4.9        Broker's Fees................................................22
     4.10       Financing....................................................23

ARTICLE V ADDITIONAL AGREEMENTS OF THE PARTIES...............................23

     5.1        Actions of the Company Pending Closing.......................23
     5.2        Stockholder Approval.........................................25
     5.3        Efforts; Consents............................................25
     5.4        Filing of Tax Returns........................................26
     5.5        Access to Records; Confidentiality...........................26
     5.6        Notification of Certain Matters..............................27
     5.7        Non-Solicitation.............................................28
     5.8        Further Assurances...........................................30
     5.9        Benefit Plans; Employee Matters..............................30
     5.10       Public Disclosure............................................30
     5.11       Satisfaction of Conditions Precedent.........................31
     5.12       Proxy Statement..............................................31
     5.13       Other Obligations of the Company.............................31
     5.14       Anti-takeover Statutes.......................................32

ARTICLE VI CONDITIONS TO CLOSING.............................................32

     6.1        Conditions to Each Party's Obligations to Consummate
                the Transactions.............................................32
     6.2        Conditions to Obligations of the Company to Consummate
                the Transactions.............................................32
     6.3        Conditions to Obligations of Parent and Merger Sub to
                Consummate the Transactions..................................33

ARTICLE VII TERMINATION......................................................35

     7.1        Termination..................................................35
     7.2        Effect of Termination........................................37
     7.3        Expenses; Termination Fees...................................37

ARTICLE VIII MISCELLANEOUS...................................................38

     8.1        Certain Definitions; Rules of Construction...................38
     8.2        No Survival of Representation and Warranties.................43
     8.3        Waivers and Amendments.......................................43
     8.4        GOVERNING LAW................................................44
     8.5        CONSENT TO JURISDICTION AND SERVICE OF PROCESS...............44
     8.6        WAIVERS OF JURY TRIAL........................................44
     8.7        Notices......................................................44
     8.8        Section Headings.............................................45
     8.9        Counterparts.................................................46
     8.10       Assignments..................................................46
     8.11       Entire Agreement; Enforceability.............................46
     8.12       Severability.................................................46


SCHEDULES

Schedule 3.1           Subsidiaries
Schedule 3.4           Capitalization
Schedule 3.6           Liabilities
Schedule 3.7           Absence of Certain Changes
Schedule 3.8           Litigation
Schedule 3.9           Title to Properties; Absence of Liens
Schedule 3.10          Compliance with Laws; Permits
Schedule 3.11          Intellectual Property
Schedule 3.12          Non-Contravention
Schedule 3.13          Consents and Approvals
Schedule 3.14          Employee Benefit Plans; ERISA
Schedule 3.15          Material Contracts
Schedule 3.16          Taxes
Schedule 3.17          Environmental Matters
Schedule 3.18          Real Property
Schedule 3.19          Broker's Fees
Schedule 3.20          Insurance
Schedule 3.21          Potential Conflicts of Interest
Schedule 3.23          Customers and Suppliers
Schedule 3.24          Suspension or Debarment
Schedule 3.25          Technical Data
Schedule 3.26          Clearances
Schedule 3.27(a)       Fixed Price Contracts

Schedule 3.27(b)       Fixed Price Bids and Proposals
Schedule 3.29          Confidentiality
Schedule 4.8           Consents and Approvals
Schedule 5.13(c)       Option Holders
Schedule 6.3(e)(ix)    Specified Contracts




EXHIBITS

Exhibit A              Form of Voting Agreement
Exhibit B              Form of Stock Option Agreement

                             INDEX OF DEFINED TERMS


Term                                                         Section

Acquisition Agreement                                        5.7
Acquisition Proposal                                         5.7
Acquisition Transaction                                      5.7
Additional Fee                                               7.3(c)
Affected Employee                                            5.9(b)
Affiliate                                                    8.1
Aggregate Acquisition Consideration                          7.3
Aggregate Merger Consideration                               8.1
Agreement                                                    Preamble
Applicable Laws                                              3.10
Articles of Merger                                           1.2
Audited Financials                                           8.1
Benefit Plan                                                 8.1
Blue Sky Laws                                                3.13
Business Day                                                 8.1
Certificate of Merger                                        1.2
Claim                                                        8.1
Closing                                                      1.2
Closing Date                                                 1.2
Code                                                         2.5
Commission                                                   1.2
Company                                                      Preamble
Company Common Stock                                         2.1
Company Material Adverse Effect                              3.1
Company Options                                              2.3(a)
Company Proposal                                             5.2
Company Required Vote                                        3.5
Company Stockholders Meeting                                 5.2
Company Stock Purchase Plan                                  2.3
Company Subsidiaries                                         3.1
DGCL                                                         Recitals
Disbursing Agent                                             2.4
Dissenting Shares                                            2.6
Effective Time                                               1.2
Environmental Costs                                          8.1
Environmental Laws                                           8.1
Environmental Matter                                         8.1
ERISA                                                        3.14
ESPP Right                                                   2.3
Exchange Act                                                 3.6

Term                                                         Section

Exchange Documentation                                       2.4
Exchange Fund                                                2.4
Expenses                                                     7.3
Facilities                                                   8.1
FAR                                                          3.23
Financial Advisor                                            5.7
GAAP                                                         3.6
Governmental Body                                            8.1
Government Agency                                            8.1
Hazardous Substances                                         8.1
In-the-Money Optionholder                                    2.4
In-the-Money Options                                         2.3
Intellectual Property                                        8.1
IPMS Contract                                                6.3(e)
IRS                                                          3.14
Knowledge                                                    8.1
Leased Real Property                                         3.18(b)
Legal Proceedings                                            3.8
Liabilities                                                  3.6(c)
Lien                                                         8.1
Material Contracts                                           8.1
Merger                                                       Recitals
Merger Sub                                                   Preamble
Notice                                                       5.7
Option Grant Values                                          8.1
Option Holder                                                2.2(b)
Option Holders                                               2.2(b)
Orders                                                       3.10
Out-of-the-Money Options                                     2.3
Parent                                                       Preamble
Parent Subsidiaries                                          2.1(b)
Per Share Merger Consideration                               8.1
Permits                                                      3.10
Permitted Liens                                              3.9
Person                                                       8.1
Real Property Leases                                         3.18(b)
Representatives                                              5.7
SEC                                                          3.6
SEC Reports                                                  3.6
Securities Act                                               3.6
Stock Option Agreement                                       Recitals
Stockholder                                                  2.1
Stockholders                                                 2.1

Term                                                         Section

Subsidiary                                                   8.1
Superior Proposal                                            5.7(d)
Surviving Corporation                                        1.1
Tangible Net Worth                                           8.1
Tax                                                          8.1
Tax Return                                                   8.1
Termination Fee                                              7.3
Termination Payment                                          7.3
Transaction Documents                                        8.1
Transactions                                                 3.2
Voting Agreement                                             Recitals
Voting Stockholders                                          Recitals
VSCA                                                         Recitals
Weighted Average Exercise Price                              8.1